NOTICE TO HOLDERS OF
ANY AND ALL OUTSTANDING
1.25% CONVERTIBLE SENIOR NOTES DUE 2018
OF
LAM RESEARCH CORPORATION
WITH CUSIP NUMBER 512807 AL2

Pursuant to Section 14.04(l) of the Indenture, dated as of May 11, 2011 (the “Indenture”), between Lam Research Corporation, as Issuer (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as Trustee, governing the issuance of the 1.25% Convertible Senior Notes due 2018 of the Company with CUSIP number 512807 AL2 (the “Notes”), the Company is hereby delivering this notice to all holders of the Notes. This notice is being given to inform you of an adjustment to the Conversion Rate (as defined in the Indenture) effective today.
As previously announced, the Company’s board of directors has declared a quarterly cash dividend payment of $0.30 per share on the Company’s common stock. Section 14.04(d) of the Indenture provides for an increase in the Conversion Rate (as defined in the Indenture) in connection with this dividend. The Conversion Rate relating to the Notes, previously equal to 16.2107 shares of Common Stock per $1,000 principal amount of Notes, was increased to 16.2764 shares of Common Stock per $1,000 principal amount of Notes in accordance with Section 14.04(d) of the Indenture as a result of the upcoming payment by the Company of the cash dividend scheduled for April 6, 2016. The adjustment to the Conversion Rate was effective immediately after 9:00 a.m., New York City time, on March 7, 2016, the ex-dividend date for the dividend. The adjustment to the Conversion Rate was calculated in accordance with Section 14.04(d), as set forth on Schedule 1.
If the dividend is not paid, the Conversion Rate shall be decreased, effective as of the date the Company’s board of directors determines not to pay such dividend, to the Conversion Rate that would then be in effect if such dividend had not been declared.
If you have any questions, please contact Investor Relations at (510) 572-0200.

Very truly yours,

LAM RESEARCH CORPORATION

By: /s/Douglas R. Bettinger
Name:    Douglas R. Bettinger
Title:    Executive Vice President and Chief Financial
Officer

Dated: March 16, 2016
Schedule 1

Conversion Rate Formula Adjustment per Section 14.04(d)

CR'= CR0 x ((SP0) / (SP0 - C))

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;
CR' = the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;
SP0= the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and
C = the amount in cash per share the Company distributes to holders of its Common Stock.

CR0= 16.2107
CR'= 16.2764
SP0 = $74.33
C = $0.30

16.2764 = 16.2107 x (($74.33) / ($ 74.33-$0.30))